  Exhibit 8 (kk)(iii)

AMENDMENT TO
PARTICIPATION AGREEMENT

This Amendment, dated as of __________ ____, 2014 (this “Amendment”), to that Agreement (as defined below) is entered into by and among Jefferson National Life Insurance Company (“Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (“Fund”); the Fund’s investment adviser, Dimensional Fund Advisors LP (“Adviser”); and DFA Securities LLC (“DFAS”) (individually, a “Party” and collectively, the “Parties”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Participation Agreement, dated as of April 30, 2012 (the “Agreement”); and

WHEREAS, Company desires to include the DFA VA Global Moderate Allocation Portfolio of the Fund as an available Portfolio under the Agreement; and

WHEREAS, the Parties have agreed with Company’s request to amend the Agreement and restate Schedule B of the Agreement accordingly;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Section 3.11. The following shall hereby be added to the end of Section 3.11:

Absent any published guidance issued or promulgated by the Internal Revenue Service (“IRS”) or the U.S. Treasury that clarifies or supersedes the application of the “investor control” doctrine, for the DFA VA Global Moderate Allocation Portfolio, the “investor control” doctrine shall be deemed to be satisfied, if, and to the extent that, in all material respects, those certain facts and taxpayer representations continue to be true and are satisfied, all as set forth in that certain private letter ruling (PLR-102496-09), dated December 8, 2009, issued by the IRS to such Portfolio, a copy of which has been provided to Company.

2.                  Sections 10.11 and 10.12. The following shall hereby be added to the Agreement as new Sections 10.11 and 10.12:

10.11 In the event of any action or proceeding arising out of this Agreement, the Party bringing the action shall have the right to choose the applicable forum; provided, however, that no Party shall be deemed to have waived any objection based on forum non conveniens or any objection to venue in connection with the initially selected forum.

10.12 The Company agrees that upon execution of this Agreement, and thereafter promptly upon the earlier of (i) reasonable demand by the Adviser or Fund, or (ii) learning that

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documentation (as defined below) is required, Company shall deliver to the Fund any certification, form, document or information (collectively, “documentation”) that may be required or reasonably requested in order to allow the Fund to make any payments or distributions, whether in-kind or in cash or reinvested in additional Fund shares, to the Company without any deduction or withholding for or on account of any tax including, without limitation, an executed United States Internal Revenue Service Form W-9 (and successor forms thereto) and any other documentation required to be delivered pursuant to Section 1471(b) or section 1472(b)(1) of the Code.

3.                  Schedule B. Schedule B of the Agreement shall hereby be amended and rested in its entirety as set forth in “Schedule B” of this Amendment.

4.                  Effectiveness. The actions set forth in this Amendment shall be effective as of the date first set forth above.

5.                  Full Force and Effect. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

6.                  Further Assurances. Each of the Parties hereto hereby agrees that, at any time and from time to time, upon the request of any other Party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other Party may reasonably request to effectuate the purposes of this Amendment.

7.                  Counterparts. This Amendment may be executed and delivered by each Party hereto in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed as of the date first set forth above.

Company:

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:
Name:
Title:

Fund:

DFA INVESTMENT DIMENSIONS GROUP INC.

By:
Name:
Title:

Adviser:

DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:
Name:
Title:

DFAS:

DFA SECURITIES LLC

By:
Name:
Title:

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Schedule B

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

DFA VA Global Moderate Allocation Portfolio

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